As filed with the Securities and Exchange Commission on January 19, 2023

Registration No. 333-249982

Registration No. 333-226190

Registration No. 333-212051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-249982

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-226190

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-212051

UNDER

THE SECURITIES ACT OF 1933

AVEO Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3581650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Winter Street Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

Erick Lucera

Chief Financial Officer

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

(Name and address of agent for service)

(857) 400-0101

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-249982, registering debt securities, shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), shares of preferred stock, par value $0.001 per share, of the Registrant, warrants and units, up to a maximum aggregate offering price of $300,000,000, filed with the SEC on November 9, 2020 and declared effective by the SEC on November 18, 2020;

•

Registration Statement No. 333-226190, registering up to 2,000,000 shares of Common Stock issuable upon the exercise of warrants issued pursuant to a Warrant Agreement, dated as of July 16, 2018, among the Registrant and Computershare Inc. and Computershare Trust Company, N.A., jointly as Warrant Agent, filed with the SEC on July 16, 2018 and declared effective by the SEC on July 25, 2018; and

•

Registration Statement No. 333-212051, registering up to 37,095,777 shares of Common Stock for sale by the selling stockholders named therein, filed with the SEC on June 15, 2016 and declared effective by the SEC on June 30, 2016.

On January 19, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 18, 2022, among LG Chem Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), and Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned indirect subsidiary of LG Chem (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 19, 2023.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Michael Bailey
Name:	Michael Bailey
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.